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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 3, 2005

PACIFIC ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	313345 (Commission File Number)	68-0490580 (IRS Employer Identification No.)

5900 Cherry Avenue
Long Beach, CA 90805-4408
(Address of Principal Executive Offices)

(562) 728-2800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On October 29, 2004, Pacific Energy Partners, L.P. (the "Partnership"), announced that The Anschutz Corporation ("TAC") agreed to sell its 10,465,000 subordinated units representing a 34.6% limited partner interest in the Partnership (the "Subordinated Units"), and TAC's wholly owned subsidiary, PPS Holding Company ("PPS"), agreed to sell all of the outstanding common stock of Pacific Energy GP, Inc., the Partnership's general partner (the "General Partner"), to LB Pacific, LP, a Delaware limited partnership ("LBP"), recently formed by Lehman Brothers Merchant Banking Group ("LBMB") (the "Acquisition"). On that same day, TAC, PPS and LBP entered into a definitive Purchase and Sale Agreement (the "Purchase Agreement"), which contained the terms of the Acquisition.

        According to the terms of the Indenture, dated as of June 16, 2004 (the "Indenture"), by and among the Partnership, Pacific Energy Finance Corporation ("Finance Corp." and together with the Partnership, "Pacific"), the Guarantors named therein, and Wells Fargo Bank, National Association, as trustee, which governs Pacific's 7 1/8% Senior Notes due 2014 (the "Notes"), the closing of the Acquisition followed by a Rating Decline (as such term is defined in the Indenture) within 90 days of the closing of the Acquisition would constitute a "Change of Control" that would require Pacific, following the closing of the Acquisition, to make a "Change of Control Offer" to purchase all of the Notes then outstanding at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

        In order to avoid triggering the "Change of Control" provision, Pacific solicited the consent (the "Consent Solicitation") of the holders of the Notes to amend certain provisions of the Indenture (the "Proposed Amendments"), including the definition of "Change of Control." The Consent Solicitation expired on February 10, 2005 and the Proposed Amendments were consented to by a majority of the holders of the Notes then outstanding. Thereafter, a supplemental indenture that incorporates the Proposed Amendments (the "First Supplemental Indenture") was executed by the parties to the Indenture. The First Supplemental Indenture is attached as Exhibit 4.1 to this Report.

        On March 3, 2005, in connection with the Acquisition, the Omnibus Agreement, dated July 26, 2002 (the "Omnibus Agreement"), between TAC and our General Partner was amended. The amendment eliminated certain non-compete provisions that TAC and its affiliates had agreed to, but retained the indemnity by TAC in favor of the Partnership for certain environmental liabilities and income tax liabilities. The First Amendment to the Omnibus Agreement is attached as Exhibit 10.1 to this Report.

        Also on March 3, 2005 Douglas L. Polson, previously the Executive Chairman of the board of directors of our General Partner, entered into a Special Agreement and a Consulting Agreement with Pacific Energy Management LLC ("PEM"), a Delaware limited liability company and wholly owned subsidiary of LBP, which became the general partner of our General Partner in the Restructuring (as defined and described in Item 5.01 of this Report). Pursuant to the Special Agreement, PEM assumed the rights and obligations of our General Partner under that certain Employment Agreement, dated October 1, 2002, between Mr. Polson and our General Partner. In accordance with the Special Agreement, Mr. Polson resigned as Executive Chairman of our General Partner. Pursuant to the Special Agreement, on or around March 8, 2005, Mr. Polson was paid approximately $934,673, representing accrued but unused vacation, accrued salary through March 3, 2005 and payment in satisfaction of other obligations under the Employment Agreement. Mr. Polson is also entitled under the Special Agreement to certain medical reimbursement and dental and life insurance benefits, and office related services, for varying periods after the effective date of the agreement. Pursuant to the Ancillary Agreement, dated as of October 29, 2004, by and among PPS, LBP, TAC, the Partnership, and our General Partner, LBP agreed to reimburse PEM for the severance portion of the amounts being paid to Mr. Polson, which will amount to more than $900,000 of the total. In connection with the

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restructuring, Mr. Polson became a non-executive member of the board of directors of PEM. Pursuant to the Consulting Agreement, Mr. Polson agreed to perform advisory services to PEM as shall be mutually agreed between Mr. Polson and the Chief Executive Officer of PEM from time to time. In consideration for Mr. Polson's services under the Consulting Agreement, which has a one year term, Mr. Polson will receive a monthly salary of $12,500 and reimbursement of all reasonable business expenses incurred or paid by Mr. Polson in the course of performing his duties thereunder.

Item 5.01. Changes in Control of Registrant.

        The discussion of the Acquisition in Item 1.01 of this Report is hereby incorporated by reference into this Item 5.01.

        On February 28, 2005, the Subordinated Units were transferred from TAC to our General Partner. On March 3, 2005, pursuant to the Purchase Agreement, our General Partner was converted from a Delaware corporation to a Delaware limited liability company and the parties to the Purchase Agreement consummated the transactions contemplated by the Purchase Agreement and the Acquisition closed. At such time, LBP became the sole owner of all of the equity interests in our General Partner.

        In connection with the Acquisition, LBP paid PPS an aggregate of approximately $340 million in cash. LBP financed the purchase price through a combination of (a) equity capital from LBMB and affiliated funds and (b) the proceeds from a $175.0 million secured credit and guarantee agreement (the "Credit Agreement"), entered into at the closing of the Acquisition by and among LBP, as borrower, the several lender parties thereto, Citicorp North America, Inc., as administrative agent and collateral agent and Lehman Commercial Paper Inc., as syndication agent, and Citigroup Global Markets Inc. as sole lead arranger and sole bookrunner. We are not a party to the Credit Agreement. The Credit Agreement is secured by a pledge of substantially all of the assets of LBP, including the interest of LBP in PEM. As a result of the Restructuring (as described below), PEM is the sole general partner of our General Partner. If LBP defaults on its obligations under the Credit Agreement the lenders could exercise their rights under these pledges, which could result in a future change of control of us.

        Immediately following the closing of the Acquisition, our General Partner and LBP restructured their organizational structure (the "Restructuring"). In connection with the Restructuring, our General Partner distributed the Subordinated Units to LBP. Following the distribution of the Subordinated Units, LBP contributed a .1% membership interest in our General Partner to PEM and our General Partner converted to a Delaware limited partnership and changed its name to Pacific Energy GP, LP. The .1% membership interest of PEM was converted into a general partner interest in our General Partner and the 99.9% membership interest of LBP was converted into a limited partner interest in our General Partner.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

        In connection with the Acquisition, on March 3, 2005, Philip F. Anschutz and Clifford P. Hickey, each an affiliate of TAC, resigned as directors of our General Partner. In connection with the Restructuring, our General Partner ceased to have a board of directors and is now managed directly by its general partner, PEM. PEM has a board of directors (the "PEM Board") which manages the business and affairs of PEM and thus, indirectly manages the business and affairs of our General Partner and the Partnership. The PEM Board is comprised of six of the directors who had been on the Board of our General Partner before the Restructuring: Douglas L. Polson and Irvin Toole, Jr., and the four independent directors, David L. Lemmon, John C. Linehan, Jim E. Shamas and William L. Thacker. At the closing of the Acquisition and the Restructuring, on March 3, 2005, LBP appointed

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four additional directors to the PEM Board: Christopher R. Manning, Joshua L. Collins and Jeffrey C. Weber, each of whom is affiliated with LBMB, and Forrest E. Wylie. Mr. Manning was appointed Chairman of the PEM Board, which position was previously held by Mr. Polson, who served as Executive Chairman of the board of directors of our General Partner since the Partnership's formation in December 2001. Mr. Wylie was appointed Vice Chairman of the PEM Board and became an employee of PEM. Mr. Toole will continue to serve as President and Chief Executive Officer. The committees of the PEM Board are comprised of the same directors as the Board Committees of our General Partner before the Restructuring, except that Mr. Manning has been appointed to the compensation and nominating and governance committees.

Item 8.01 Other Events.

        On March 3, 2005, we issued a press release announcing the closing of the Acquisition and the resignation and appointment of directors to the PEM Board, as described in Item 5.02 of this Report and the appointment of officers. The press release is furnished as Exhibit 99.1 to this Report and is incorporated by reference into this Item 8.01.

        The information contained in this Item 8.01 (including the exhibit) shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any filing made by the Registrant pursuant to the Securities Act of 1933, as amended, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

Item 9.01 Financial Statements and Exhibits.

Exhibits
4.1	First Supplemental Indenture dated March 3, 2005 by and among Pacific Energy Partners, L.P. and Pacific Energy Finance Corporation, the guarantors, and Wells Fargo Bank, National Association, as trustee of the 7.125% Senior Notes due 2014
10.1	First Amendment to Omnibus Agreement dated March 3, 3005
99.1*	Press Release of Pacific Energy Partners, L.P., dated March 3, 2005.
*
Not considered to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC ENERGY PARTNERS, L.P.
	By:	PACIFIC ENERGY GP, LP, its General Partner
Dated March 9, 2005	By:	PACIFIC ENERGY MANAGEMENT LLC, its General Partner
	By:	/s/ LYNN WOOD Vice President

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EXHIBIT INDEX

Exhibit 4.1	—	First Supplemental Indenture dated March 3, 2005 by and among Pacific Energy Partners, L.P. and Pacific Energy Finance Corporation, the guarantors, and Wells Fargo Bank, National Association, as trustee of the 7.125% Senior Notes due 2014
Exhibit 10.1	—	First Amendment to Omnibus Agreement dated March 3, 3005
Exhibit 99.1	—	Press Release of Pacific Energy Partners, L.P., dated March 3, 2005.

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SIGNATURES
EXHIBIT INDEX